                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF


                     ATALANTA/SOSNOFF CAPITAL CORPORATION

                                       AT

                              $13.95 NET PER SHARE


                                      BY


                         ATALANTA ACQUISITION COMPANY

                                WHOLLY OWNED BY


                               MARTIN T. SOSNOFF


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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
         NEW YORK CITY TIME, ON JULY 11, 2003 (THE "EXPIRATION DATE"),
                         UNLESS THE OFFER IS EXTENDED.
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                                                                   June 13, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by Atalanta Acquisition Company, a Delaware corporation ("Purchaser"), which is wholly owned by Martin T. Sosnoff, to act as Information Agent (the "Information Agent") in connection with Purchaser's offer to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock") of Atalanta/Sosnoff Capital Corporation, a Delaware corporation (the "Company"), at a price of $13.95 per Share (the "Offer Price"), net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated June 13, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing copies of the following documents:

       1. Offer to Purchase;

       2. Letter of Transmittal to tender Shares for your use and for the information of your clients;

       3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

       4. A letter to the shareholders of the Company from Martin T. Sosnoff and Atalanta/Sosnoff Capital Corporation, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

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       5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

       6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

       7. Return envelope addressed to EquiServe Trust Company, N.A. (the "Depositary").

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, JULY 11, 2003 UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated June 10, 2003 (the "Merger Agreement"), by and among Purchaser, Mr. Sosnoff and the Company. Pursuant to the Merger Agreement, as soon as practicable after the satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger") and the separate corporate existence of Purchaser will thereupon cease. At the effective time of the Merger, each outstanding Share (other than Shares held by Purchaser or the Company) will be converted into the right to receive the Offer Price, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

     The Board of Directors of the Company, by unanimous decision of those directors participating and based upon the recommendation of a Special Committee of independent directors of the Board (1) has determined that it is fair to and in the best interests of the Company and its shareholders (other than Purchaser, Mr. Sosnoff and their affiliates) to consummate the Offer and the Merger upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware law; (2) has approved and declared advisable the Offer, the Merger and the Merger Agreement; and (3) has resolved to recommend that the Company's shareholders accept the Offer and tender their Shares pursuant thereto.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "The Offer --
Section 4. Withdrawal Rights" in the Offer to Purchase.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and
(iii) any other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender Shares, but cannot deliver such holders' certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     Neither Purchaser nor Parent will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. However, upon request, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent, at the respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.


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     Additional copies of the enclosed material may be directed to the Company or the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.



                                          Very truly yours,


                                          EQUISERVE TRUST COMPANY, N.A.
                                          as Information Agent
                                          150 Royall Street
                                          Canton, MA 02021
                                          Call Toll-Free: (800) 730-6001



     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PURCHASER, MR. SOSNOFF, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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